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                                                                     EXHIBIT 3.1



                         SECOND CERTIFICATE OF AMENDMENT

                                     OF THE

             FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                               AUTOBYTEL.COM INC.
                             A Delaware Corporation


        Autobytel.com inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies under penalty of perjury under the laws of the State of Delaware as follows:

        FIRST: That this Corporation was originally incorporated on May 17, 1996 under the name of Auto-By-Tel Corporation, pursuant to the General Corporation Law of the State of Delaware (the "Delaware General Corporation Law").

        SECOND: That pursuant to Sections 141 and 242 of the Delaware General Corporation Law, the Board of Directors of this Corporation has duly adopted resolutions proposing to amend and restate the Fifth Amended and Restated Certificate of Incorporation filed with the Secretary of State of Delaware on December 14, 1998, as amended by that Certificate of Amendment dated March 1, 1999, declaring said amendment to be advisable and in the best interests of this Corporation and its stockholders.

        THIRD: That pursuant to Section 242 of the Delaware General Corporation Law, the changes to be effected by this Amendment to the Fifth Amended and Restated Certificate of Incorporation have been duly approved by the holders of the requisite number of shares of this Corporation.

        FOURTH: That pursuant to Section 242 and 245 of the Delaware General Corporation Law, this Second Certificate of Amendment of the Fifth Amended and Restated Certificate of Incorporation amends the Fifth Amended and Restated Certificate of Incorporation of the Corporation as follows:

        Article IV, Section A shall be amended and restated as follows:

        "A. Classes of Stock. This Corporation is authorized to issue two classes of stock, to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares that this Corporation is authorized to issue is two hundred eleven million four hundred forty-five thousand one hundred eighty-seven (211,445,187). The number of shares of Preferred Stock authorized to be issued is eleven million four hundred forty-five thousand one hundred eighty-

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        seven (11,445,187), par value $0.001 per share. The number of shares of
        Common Stock authorized to be issued is two hundred million (200,000,000), par value $0.001 per share."


        IN WITNESS WHEREOF, this Second Certificate of Amendment of the Fifth Amended and Restated Certificate of Incorporation has been signed this 22nd day of July, 1999.


                                        AUTOBYTEL.COM INC.



                                        By:         /s/ Mark W. Lorimer
                                               ---------------------------------
                                        Name:  Mark W. Lorimer
                                        Title: President and CEO



                                        ATTEST:



                                        By:           /s/ Ariel Amir
                                               ---------------------------------
                                        Name:  Ariel Amir
                                        Title: Secretary